EXHIBIT 99A.2

SELECTED COMBINED GROUP DATA            U S WEST COMMUNICATIONS GROUP
(UNAUDITED)
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
					   Quarter Ended
Dollars in millions,                         March 31,           %
except per share amounts                  1996       1995     Change
- - ----------------------------------------------- ----------  ---------
EBITDA (#1)                              $1,113     $1,050       6.0
EBITDA margin                              45.2%      45.3%       -
Capital expenditures                       $711       $545      30.5
Return on equity (#2)                      32.5%      39.6%       -
Debt-to-capital ratio:
 Communications Group                      64.8%      66.0%#      -
 Telephone operations only                 62.2%      63.1%#      -
Employees:
 Communications Group                    51,132     51,083       0.1
 Telephone operations only               48,308     47,215       2.3
Common shares outstanding (#3)            475.9      469.9       1.3
Dividends per common share (#3)          $0.535     $0.535        -

Access lines (thousands) (#4):
 Business                                 4,372      4,085       7.0
 Consumer                                10,691     10,331       3.5
Total access lines                       15,063     14,416       4.5

Billed access minutes of
 use (millions):
 Interstate                              12,696     11,594       9.5
 Intrastate                               2,567      2,245      14.3
Total minutes of use                     15,263     13,839      10.3


# As of December 31, 1995.
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<F1>
# 1: Earnings before interest, taxes, depreciation, amortization, and other (EBITDA). EBITDA also excludes gain on asset sales.
<F2>
# 2: Based on income before cumulative effect of change in accounting principle.
<F3>
# 3: Effective November 1, 1995, each share of U S WEST, Inc. common stock was converted into one share each of U S WEST Communications Group common stock and U S WEST Media Group common stock. The common shares outstanding and dividends per common share at March 31, 1995 are presented on a pro forma basis and assumed to be equal to the common shares outstanding for U S WEST, Inc.
<F4>
#4: 1995 access lines have been restated to conform to current year presentation. Access line growth, excluding 1995 second, third and fourth quarter rural exchange sales of 45,000 lines, was 4.8%.



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